Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of June 10, 2025 (“Effective Date”), by and between Ting (Tim) Xiao (“Consultant”) with an address at Flat C&D, Western House, 164 Des Voeux Road West, Hong Kong and Zenas BioPharma, Inc. (together with its affiliated companies, the “Company”), with an address at 852 Winter Street, Suite 250, Waltham, MA 02451. In consideration of the mutual promises and covenants set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Term. The term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2025 or until earlier terminated in accordance with paragraph 10 below, provided that the term may be extended by mutual agreement (as it may be so extended, the “Term”).

2.Services. Consultant is retained as an independent contractor to perform certain advisory services, including serving as a strategic advisor to the Company’s CEO, and such other consulting and advisory services as Company may reasonably request from time to time during the Term (the “Services”).

3.Independent Contractor Status. Consultant’s relationship with Company shall be that of an independent contractor, and nothing in this Agreement shall be construed to render Consultant an employee, partner, or agent of the Company. Consultant shall make no representations, warranties or commitments binding Company without Company’ prior written consent. Company shall not be responsible for withholding taxes with respect to Consultant’s compensation hereunder. Consultant shall have no claim hereunder for vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

4.Compensation. As the sole and exclusive compensation for the Services, Consultant shall be eligible, so long as Consultant continues to provide Services during the Term, to continue to vest in the stock options to purchase shares of the common stock of Zenas BioPharma, Inc. granted to Consultant on September 12, 2024 and for the sake of clarity such vesting shall be in accordance with the existing vesting terms and conditions, and in all respects subject to the terms and conditions of the applicable stock option agreement and the Zenas BioPharma, Inc. 2024 Equity Incentive Plan. Consultant shall not be paid for any travel time hereunder.

5.Business Expenses. Company shall not reimburse Consultant for out-of-pocket expenses incurred in connection with the performance of the Services.

6.Warranties. Consultant warrants that: (a) Consultant is free to enter into this Agreement, and is under no obligation to any third party which would prevent Consultant from carrying out the duties and obligations contemplated hereunder; (b) Consultant, in rendering the Services, shall not utilize any invention, discovery, development, improvement, innovation or trade secret in which Consultant does not have a proprietary interest; (c) Consultant will provide the Services in good faith using sound and professional principles and practices in accordance with normally accepted standards; (d) Consultant does not have any financial interest that could be affected by the outcome of any study connected with the Services; and (e) Consultant does not have any other conflict of interest which might interfere with Consultant’s independent judgment or objectivity in the performance of Services hereunder.

Consultant further warrants that Consultant has never been and is not currently: (i) debarred or, to Consultant’s knowledge, threatened to be debarred under any governmental statute (including 21 U.S.C. § 335a, as amended); (ii) excluded or, to Consultant’s knowledge, threatened to be excluded from a federal or state health care program under Section 1128 or 1156 of the Social Security Act, 42 U.S.C. § 1320a-7 or § 1320c-5, as amended or supplemented, or from contracting with the federal government; (iii) excluded, debarred, suspended or otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the United States General Services Administration; or (iv) convicted of a crime or, to Consultant’s knowledge, threatened with indictment for a crime or otherwise engaged in conduct, in each case for which a person or entity can be so debarred or excluded. Consultant agrees to immediately disclose in writing to the Company if any of the foregoing representations ceases to be true and correct. This representation applies to Consultant and in respect of officers, agents and employees of Consultant, as well as third parties with whom Consultant may subcontract.

Consultant represents and warrants that Consultant will comply with all Federal, state and local laws, regulations and orders that are applicable to the provision of the Services including, but not limited to laws and regulations on direct-to-consumer advertising, data privacy, including but not limited to the Health Insurance Portability and Accountability Act, data security, pharmaceutical advertising and promotional labeling, fraud and abuse laws and anti-kickback laws. Consultant will also comply with the terms of any instructions or protocols provided by Company including any internal policies and/or scripts and templates provided by Company regarding interactions with health care professionals or promotional/educational activities directed at Company customers or their patients.

7.Confidentiality. Consultant may have access to or may create certain proprietary and/or confidential information of Company (“Confidential Information”) in connection with the Services. Confidential Information includes: (a) all information that Company provides to Consultant under this Agreement including materials from third parties; (b) any tangible materials (document, reports, etc.) that Consultant prepares in connection with Services; (c) any invention or discovery made in connection with Services hereunder; and (d) the existence and terms of this Agreement and the existence or substance of discussions between the parties relating to this Agreement. Confidential Information shall not include information that: (i) is known or available to the public (“in the public domain”) at the time of disclosure; (ii) becomes part of the public domain after disclosure by any means other than breach of this Agreement by Consultant; (iii) is already known to Consultant at the time of disclosure free of any obligations of confidentiality; or (iv) is obtained by Consultant from a third party free of any obligations of confidentiality.

Consultant shall (A) not use the Confidential Information for any purpose other than to provide Services hereunder and (B) maintain in confidence and not disclose any Confidential Information to any third party unless required to be disclosed by applicable law; provided, that Consultant shall notify Company in writing prior to disclosure such that Company may apply for a protective order or other relief. Upon termination or expiration of this Agreement, or upon request by Company, Consultant shall return or destroy all materials in any form containing or reflecting Confidential Information. The obligations of confidentiality in this Agreement shall survive for a period of five (5) years from the termination or expiration of this Agreement.

Pursuant to 18 U.S.C § 1833(b)(1): ‘An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.’

Consultant understands that nothing contained in this Agreement limits Consultant’s ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). Consultant further understands that nothing in this Agreement limits Consultant’s ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. Consultant can provide confidential information to Government Agencies without risk of being held liable by the Company for liquidated damages or other financial penalties. This Agreement also does not limit Consultant’s right to receive an award for information provided to any Government Agencies.

8.Inventions. Consultant acknowledges and agrees that all Work Product (as defined below) is “work made for hire” under U.S. copyright law and, consequently, that the Company owns all rights, title, and interest in, to and under such Work Product, including all copyrights thereto. In furtherance of the foregoing, Consultant hereby assigns and agrees to assign to the Company all of his or her rights, title, and interests in, and to, all intellectual property, including patents, trademarks (and the goodwill associated therewith), copyrights and trade secrets, and any applications therefor, literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, improvements, processes, algorithms, and so forth prepared, made, conceived, relating to, arising out of, or involving (in whole or in part) (i) the Services, (ii) the use of Confidential Information (as defined in Section 7, above) or the equipment or facilities of the Company, (iii) the business or prospective activity of the Company, or (iv) otherwise delivered to the Company during the Term, and all rights to sue or recover for past infringement thereof (collectively, “Work Product”). Consultant will cooperate with the Company, at the Company’s expense, to perfect and enforce the full benefits, enjoyment, rights, title and interests throughout the world in such Work Product and the intellectual property rights therein assigned to the Company hereunder, including without limitation, the execution and delivery of any documentation required to effectuate the assignment and to prosecute any applications for registration or renewal of any registered intellectual property related to the Work Product. Consultant hereby waives and agrees to waive all moral rights (droit moral) or similar rights Consultant may have with respect to any Work Product. Consultant will not charge Company for time spent in complying with the cooperation obligations of this Section 8. Consultant will promptly and fully disclose to the Company all Work Product, and, to the extent not otherwise provided to the Company, deliver to the Company all Work Product. To the extent (a) any Work Product embodies or requires the use of any background intellectual property rights owned by or licensed to Consultant, or (b) the assignment contemplated by this Section 8 is legally permissible, then, in each case ((a) and (b)), Consultant hereby grants and agrees to grant to the Company a non-exclusive worldwide, perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable license under such intellectual property rights to use the Work Product for any purpose whatsoever.

9.Jurisdiction, Governing Law. Consultant agrees that any dispute arising out of this Agreement shall be adjudicated only by the state or federal courts of the State of New York. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its conflict of law principles. Consultant agrees that Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by Consultant.

10.Termination. This Agreement can be terminated by either party by providing the other party with at least five (5) business days’ written notice of termination.

11.Miscellaneous. Consultant shall not assign any of its rights under this Agreement or delegate the performance of any of the Services hereunder, without the prior written consent of Company. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns. No amendment, change, or modification of this Agreement shall be valid unless made in writing and duly executed by Company and Consultant. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver. If any section, provision, or part of this Agreement is held to be illegal, invalid or unenforceable, such section, provision, or part shall be fully severable. The remainder of this Agreement shall remain in full force and effect. This Agreement and any amendments hereto may be executed in one or more counterparts. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission, by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject herein, and supersedes all prior agreements, arrangements and understandings.

IN WITNESS WHEREOF the undersigned have executed this Consulting Agreement effective as of the date above.

Zenas BioPharma, Inc.	Ting (Tim) Xiao

By: Leon O. Moulder, Jr.
Its: Chief Executive Officer and Chairman of the Board

Signature	Signature
Date:	Date: